Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER EARNINGS, UP 28 PERCENT

POWHATAN, VA., July 21, 2006 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported second quarter 2006 earnings of $ 1,552,201, an increase of $343,369 or 28.4 percent when compared to $1,208,832 in the second quarter of 2005. On a per share basis, basic earnings were $ 0.65 per share, an increase of 27.5 percent versus $ 0.51 per share in the second quarter of the prior year. On a fully diluted basis, net income per share was $0.64 an improvement of 28.0 percent compared to $0.50 in the comparable period of the prior year. For the second quarter, the return on average assets was 1.53 percent versus the prior year’s 1.24 percent. The return on average shareholders equity improved to 17.18 percent compared to 15.23 percent in last year’s second quarter. At quarter end 2006, shareholders equity stood at $32.4 million compared to $33.4 million in the second quarter of 2005, a decline of $1 million primarily as a result of the FASB 115 adjustment reflecting the net unrealized gains and losses in the investment portfolio, net of tax, as a component of Other Comprehensive Income in accordance with GAAP. Accordingly, the book value of a share of common stock decreased by 3.5 percent to $13.48 compared with $13.97 in 2005. All per share data reported herein, has been adjusted to reflect the effect of the 5 percent stock dividend paid to shareholders on June 15, 2006.

For the first half year, net income was $ 2,824,616 an increase of 18.7 percent or $ 445,115 when compared to the prior period’s year to date total of $2,379,501. For the six months, basic earnings per share were $ 1.18 versus $ 1.00, and on a fully diluted basis earnings were $1.16 versus $ 0.98 per share in 2005.

Average earning assets in the second quarter were $379.8 million an increase of $18.7 million or 5.2 percent compared to $361.0 million in the corresponding quarter last year. Average loan balances increased to $211.0 million versus $182.9 million, an increase of $28.1 million or 15.4 percent from the prior year’s second quarter average balances. The bank's investment securities average balance declined by $8.7 million or 4.9 percent to $167.7 million from $176.4 million in the prior year’s second quarter, largely in order to fund loan growth. The average overnight funds sold also decreased by $0.7 million to $0.6 million from $1.3 million in the comparable quarter of 2005. Deposits continue to grow, however the rate of growth has slowed from prior years. Total deposits averaged $ 327.9 million for the quarter, a $ 9.3 million or 2.9 percent increase versus last year’s second quarter average of $ 318.6 million. Total borrowings averaged $43.3 million, an increase of $5.0 million over the prior year’s second quarter average of $ 38.4 million. Average total assets in the second quarter 2006 grew by $ 16.8 million or 4.3 percent to $407.1 million from $ 390.3 million last year.

The fully tax equivalent net interest income for the second quarter was $ 4.03 million, an increase of 8 percent compared to $ 3.74 million in the second quarter of 2005. The tax equivalent net interest margin was 4.25 percent for the quarter compared to 4.14 percent in second quarter 2005. For the year to date, the tax equivalent margin was 4.24 percent versus 4.13 percent in the comparable period of the prior year. The bank continues to be asset sensitive, and given the continuing increases in interest rates by the Federal Reserve, the increase in the margin was expected. In addition to rate increases, total loan volume grew, which generated interest income exceeding the increased expense on interest bearing deposits resulting from the impact of the same rate increases.

Non-interest income for the quarter was $ 1,629,493, an increase of $844,247 or 107.5 percent over the prior year’s second quarter total of $785,246. The majority of this significant increase was a nonrecurring event - the sale of the bank’s former main office which has been unoccupied since June 2005 when the move to the new main office occurred. This sale generated a pre tax gain of $757,416. Other non-interest income categories with significant increases were deposit fees and charges, up $190,290 or 63.1 percent and bank card fees, up $17,546 or 19.7 percent. Offsetting these increases was the absence of any securities gains in the second quarter resulting in a decline of $104,615 from the second quarter of 2005.

There was no loan loss provision expense in the second quarter 2006, following the same course as the first quarter 2006. In the prior year, there was no provision recorded in the first quarter, and a $59,000 provision in the second quarter. The loan loss reserve, at the end of the second quarter 2006, stood at 1.37 percent of loans outstanding as compared to 1.52 percent of loans at the end of the second quarter 2005. Total nonperforming assets were $1,185,991 an increase from the abnormally low balance of $476,578 in the second quarter of 2005. This increase was not as significant when compared to the two immediately preceding quarter’s balances of $963,906 in first quarter 2006, and $1,077,905 in fourth quarter 2005. The reserve, at June 30, 2006, represented 244 percent of total nonperforming assets.

Non-interest expense increased by $618,288 or 22.6 percent to $ 3.4 million in the second quarter 2006 compared to $ 2.7 million last year. Total salaries and benefits increased $335,388 or 21.3 percent totaling $1.9 million for the second quarter 2006 versus $1.6 million in the comparable quarter of 2005. This increase is largely due to the impact of additions to staff for lending and business development as a result of the company’s plans for continuing growth. Other expense categories with significant increases were occupancy and equipment, due principally to the impact of our new main office which was occupied in July 2005, and therefore not reflected in the prior year’s numbers. Advertising and public relations increased, again, due to the company’s efforts to expand in the markets we serve. The bank’s efficiency ratio for the second quarter improved slightly to 59.2 percent compared to 60.5 percent in the second quarter of the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc. commented “As we have previously stated, our recent efforts have been focused on increasing our loan portfolio, while at the same time expanding our deposit base, both of which could be characterized as business development. We have added the appropriate resources to accomplish this goal, and the costs are reflected in our numbers.” He further added “...we are very pleased with our performance thus far this year as our investment in business development has begun to produce returns: our net interest income is up 9.5 percent, and our non-interest income, excluding the one time gain on the sale of our former main office building, was up over 11 percent. We expect this year will be another excellent year.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions ; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 33 year-old, $408 million community bank with its headquarters in Powhatan County and six other full service banking offices, two in the adjacent County of Cumberland, three in western Chesterfield County and one in western Henrico County, adjacent to metropolitan Richmond, Va.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

SOURCE:	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, - (804) 403-2004

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)		Year to Date
	2006	2005	2006	2005

Net Income	1,552,201	1,208,832	2,824,616	2,379,501
Interest & Fees on Loans	4,348,394	3,267,620	8,308,779	6,367,781
Interest on Investments & Funds Sold	2,331,948	2,367,565	4,679,687	4,656,312
Interest on Deposits	2,295,772	1,736,708	4,381,264	3,345,478
Interest on Borrowings	528,044	375,349	1,003,302	735,205
Net Interest Income	3,856,526	3,523,128	7,603,900	6,943,410
Net Interest Income (FTE)	4,034,836	3,736,879	7,971,121	7,370,723
Non Interest Income	1,629,493	785,246	2,550,916	1,376,294
Loan Loss Provision	0	59,000	0	59,000
Interest Expense	2,823,816	2,112,057	5,384,566	4,080,683
Non Interest Expense	3,353,663	2,735,375	6,395,800	5,289,555
Period End Balances:
Investment Securities	158,135,954	171,740,771
Fed Funds Sold	3,662,000	7,227,000
Loans (net of Unearned Discount)	211,697,223	185,109,268
Loan Loss Reserve	2,899,194	2,805,257
Non Interest Bearing Deposits	51,490,510	46,079,152
Total Deposits	332,890,907	325,019,240
Borrowings	41,228,500	36,166,500
Assets	408,968,160	396,392,038
Period End Shareholders Equity	32,418,816	33,378,242
Average Balances:
Average Assets	407,065,947	390,288,084	403,713,012	385,923,229
Average Earning Assets	379,769,148	361,030,920	375,803,685	356,505,995
Investment Securities	167,662,121	176,391,212	168,960,405	172,743,858
Federal Funds Sold	552,374	1,250,791	317,276	1,567,911
Loans (net of Unearned Discount)	210,980,648	182,862,590	205,884,641	181,701,106
Non Interest Bearing Deposits	46,341,549	40,758,389	45,503,032	40,031,343
Total Deposits	327,928,492	318,650,832	324,882,371	314,324,143
FHLB Overnight Advances	10,293,077	-	7,745,856	596,685
FHLB Term Borrowings	21,329,670	30,500,000	23,635,359	19,903,315
Fed Funds Purchased & REPO	6,573,714	2,736,593	6,935,254	2,714,122
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Average Shareholders Equity	36,145,958	31,747,369	34,893,677	31,627,276
Average Shares Outstanding - Basic	2,403,156	2,383,112	2,401,771	2,379,255
Average Shares Outstanding - Fully Diluted	2,441,773	2,417,999	2,440,263	2,420,981

Asset Quality:
Charged Off Loans	17,128	16,461	43,429	41,255
Recoveries	8,349	47,575	24,956	88,890
Non Performing Assets at Period End:
Non-Accrual Loans	687,366	224,058
Loans Past Due 90 Days or More	394,759	134,760
Other Non Performing Assets	103,867	117,760
Other Real Estate	0	0
Total Non Performing Assets	1,185,991	476,578

Per Share Data & Ratios:
Net Income Per Share – Basic	$ 0.65	$ 0.51	$ 1.18	$ 1.00
Net Income Per Share - Fully Diluted	$ 0.64	$ 0.50	$ 1.16	$ 0.98
Period End Book Value Per Share	$ 13.48	$ 13.97
Return on Average Assets	1.53%	1.24%	1.40%	1.23%
Return on Average Equity	17.18%	15.23%	16.19%	15.05%
Efficiency Ratio	59.21%	60.49%	60.78%	60.47%
Average Loans to Average Deposits	64.34%	57.39%	63.37%	57.81%
Reserve for Loan Losses / Loans EOP	1.37%	1.52%
Net Interest Margin (FTE)	4.25%	4.14%	4.24%	4.13%